NEWS RELEASE

Contact:	Bob Cardon, Dynatronics Corporation
800-874-6251 or 801-568-7000

Dynatronics Announces Second Quarter Results

Salt Lake City, Utah (February 14, 2012) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal second quarter and six months ended December 31, 2011.

Sales for the quarter ended December 31, 2011, increased one percent to $8,275,430, compared to $8,199,347 for the quarter ended December 31, 2010. Sales for the six months ended December 31, 2011, also increased one percent to $16,272,232, compared to $16,118,635 for the six months ended December 31, 2010.

Net income for the quarter ended December 31, 2011, was $46,334 ($.00 per common share), compared to net income of $67,839 ($.01 per common share) for the same quarter in the prior fiscal year. Net loss for the six-month period ended December 31, 2011, was $21,926 ($.00 per common share), compared to net income of $84,851 ($.01 per common share) for the same period in the prior fiscal year.

“With sales and gross profit margin both increasing, the $40,861 reduction in income before taxes for the current quarter can be accounted for by the $56,342 increase in R&D expense in the quarter, compared to the same quarter last year,” said Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “As a result of our increased investment in R&D over the past two years, we expect to introduce a record number of new products this year, including several high-margin therapy devices as well as other specialty rehab equipment.”

“Once the products are introduced,” Cullimore continued, “R&D expenditures are expected to return to more traditional levels, triggering annual savings in the range of approximately $300,000 to $400,000. Most of the new products will be released in the first six months of calendar 2012 and we plan to make formal announcements as each of our new products and product lines are introduced to the market.”

In March 2011, Dynatronics began the process of introducing its own branded products to group purchasing organization (GPO) member facilities across the country. During fiscal year 2011, Dynatronics announced the signing of contracts with four GPOs: Premier, Inc., Amerinet, Inc., FirstChoice Cooperative and Champs Group Purchasing. These contracts became effective in March and June 2011. The company is in discussion with two other GPOs that contemplate issuing new contracts during 2012.

“The process of converting GPO members to the Dynatronics’ brand of product is taking longer than management originally anticipated,” stated Larry K. Beardall, executive vice president of sales and marketing. “However, it is expected to gain momentum over the next several quarters and management remains optimistic about the potential of increasing business with these large national accounts and GPOs.”

“We are firmly committed to investing in the future through the development of several new products and new sales opportunities with GPOs and national accounts,” added Cullimore. “We believe this strategy will begin to show positive outcomes in upcoming quarters.”

Dynatronics has scheduled a conference call for investors on Tuesday, February 14, 2012, at 1:30 p.m. ET. Those wishing to participate should call (800) 925-9065.

Following is a summary of the financial results as of December 31, 2011 and 2010, and for the three- and six-month periods then ended:

Summary Selected Financial Data
Statement of Operations Highlights

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$8,275,430	$8,199,347	$16,272,232	$16,118,635
Cost of sales	5,062,472	5,029,906	10,057,176	9,997,361
Gross profit	3,212,958	3,169,441	6,215,056	6,121,274
SG&A expenses	2,686,401	2,634,278	5,381,268	5,134,795
R&D expenses	412,861	356,519	769,208	706,315
Other expenses, net	41,517	65,604	98,330	137,387
Net income (loss) before income tax provision	72,179	113,040	(33,750)	142,777

Income tax benefit (provision)	(25,845)	(45,201)	11,824	(57,926)

Net income (loss)	$46,334	$67,839	$(21,926)	$84,851
Diluted net income (loss)
per common share	$0.00	$0.01	$0.00	$0.01

Balance Sheet Highlights
	December 31,	June 30,
	2011	2011
Cash	$254,460	$384,904
Accounts receivable	3,687,238	3,672,128
Inventories	5,833,425	5,647,815
Total current assets	10,607,816	10,432,811
Total assets	15,014,018	14,819,181

Accounts payable	2,245,149	2,127,163
Accrued expenses	447,768	379,336
Line of credit	2,943,242	2,583,937
Total current liabilities	6,495,469	5,880,080
Total liabilities	8,689,864	8,204,022
Total liabilities and equity	15,014,018	14,819,181

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements such as the statement regarding expectations for future new product line introductions and positive outcomes from GPO contracts. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the report onForm 10-K for the year ended June 30, 2011.